Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

JDS UNIPHASE CORPORATION

The undersigned, Kevin J. Kennedy and Christopher S. Dewees, hereby certify that:

FIRST: They are the Chief Executive Officer and Secretary, respectively, of JDS Uniphase Corporation, a Delaware corporation (the “Corporation”), the original Certificate of Incorporation of which was filed with the Secretary of State of the State of Delaware on June 23, 1993.

SECOND: Article 4, Subparagraph 4.1 of the Restated Certificate of Incorporation of the Corporation is amended and restated to read in its entirety as follows:

“4.1. Authorized Capital Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is One Billion One Million (1,001,000,000) shares. One Billion (1,000,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001), and One Million (1,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).

Upon the effectiveness of the amendment to the Restated Certificate of Incorporation adding this paragraph thereto, (the “Effective Date”), every eight (8) shares of the Corporation’s common stock, par value $.001 per share (the “Old Common Stock”) issued and outstanding immediately prior to the Effective Date will be automatically and without any action on the part of the respective holders thereof, be combined and reclassified into one (1) share of common stock, par value $.001, of the Corporation (the “New Common Stock”) (and such combination and conversion, the “Reverse Stock Split”).

Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock and the Corporation shall not recognize on its stock record books any purported transfer of any fractional share of New Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to American Stock Transfer and Trust Company, the transfer agent, as agent for the accounts of all holders of record of Old Common Stock and otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Date on the basis of the prevailing market prices of the New Common Stock at the time of the sale. After such sale and upon the surrender of the stockholders’ stock certificates, the transfer agent will pay to such holders of record their pro rata share of the total net proceeds derived from the sale of the fractional interests. Each stock certificate that, immediately prior to the Effective Date, represented shares of Old Common Stock shall, from and after the Effective Date, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled as set forth above.”

THIRD: This Certificate of Amendment has been duly adopted by the Board of Directors and stockholders of this Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: The Effective Date and time of this Certificate of Amendment and the amendment effected thereby shall be 11:59 p.m. EDT/EST on October 16, 2006.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment of Restated Certificate of Incorporation on October 16, 2006.

/s/ Kevin J. Kennedy Kevin J. Kennedy, Chief Executive Officer

/s/ Christopher Dewees Christopher Dewees, Secretary